Tredegar Corporation	Contact:
Corporate Communications	Mitzi S. Reynolds
1100 Boulders Parkway	Phone: 804/330-1134
Richmond, Virginia 23225	Fax: 804/330-1177
E-mail: invest@tredegar.com	E-mail: mitzireynolds@tredegar.com
Web Site: www.tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR REPORTS FOURTH-QUARTER, YEAR-END RESULTS

RICHMOND, Va., Jan. 26, 2005 – Tredegar Corporation (NYSE:TG) reported fourth-quarter income from continuing operations of $3.4 million (9 cents per share) compared to $6.4 million (17 cents per share) in 2003. Earnings from manufacturing operations were $6.5 million (17 cents per share) versus $6.1 million (16 cents per share) last year. Fourth-quarter sales were up to $226.7 million from $181.9 million in 2003. A summary of fourth-quarter and year-end results from continuing operations is shown below:

(In millions, except per-share data)	Fourth Quarter Ended December 31		Year Ended December 31

	2004	2003	2004	2003

Sales	$226.7	$181.9	$861.2	$738.7

Income from continuing operations as reported under
generally accepted accounting principles (GAAP)	$3.4	$6.4	$26.3	$19.3
After-tax effects of:
Loss related to unusual items	—	—	—	.7
Loss associated with plant shutdowns, asset
impairments and restructurings	2.2	.9	15.2	7.3
Loss from Therics ongoing operations	1.6	1.6	6.3	7.6
Gains from sale of assets and other items	(.7)	(2.8)	(13.7)	(4.2)

Income from manufacturing operations*	$6.5	$6.1	$34.1	$30.7

Diluted earnings per share from continuing operations as
reported under GAAP	$.09	$.17	$.68	$.50
After-tax effects per diluted share of:
Loss related to unusual items	—	—	—	.02
Loss associated with plant shutdowns, asset
impairments and restructurings	.06	.02	.39	.19
Loss from Therics ongoing operations	.04	.04	.16	.20
Gains from sale of assets and other items	(.02)	(.07)	(.35)	(.11)

Diluted earnings per share from manufacturing operations*	$.17	$.16	$.88	$.80

* The after-tax effects of unusual items, plant shutdowns, asset impairments and restructurings, Therics’ ongoing operations, and gains from sale of assets and other items have been presented separately and removed from income and earnings per share from continuing operations as reported under GAAP to determine Tredegar’s presentation of income and earnings per share from manufacturing operations. Income and earnings per share from manufacturing operations are key financial and analytical measures used by Tredegar to gauge the operating performance of its manufacturing businesses. They are not intended to represent the stand-alone results for Tredegar’s manufacturing businesses under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing manufacturing operations. They also exclude Therics, a technology company that cannot be analyzed and valued by historical measures of earnings and cash flow. Therics’ prospects and value currently depend on its ability to develop, manufacture, market, sell and profit from its orthopaedic product line. There is no assurance whether or when we might realize any return on our investment in Therics.

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TREDEGAR EARNINGS, page 2

Norman A. Scher, Tredegar’s president and chief executive officer, said: “Tredegar made solid progress during 2004, and we believe we will see improved results in 2005. Full-year sales from manufacturing operations increased 17% over 2003 while earnings rose 11%. In the fourth quarter, sales and profits improved in both films and aluminum. In films, sales of new apertured, elastic and specialty products continued to grow during the quarter. Unfortunately, profits were once again hurt by higher resin prices, which increased 27% during the second half of 2004. If this trend continues, significant near-term profit growth could be difficult to attain. In response, we have raised selling prices and implemented additional cost-sharing and pass-through agreements with customers. These actions, combined with growing momentum from new products, make us optimistic about the prospects for higher profits from our films business in 2005. In aluminum, the improved quarterly and full-year results reflect more favorable market conditions and cost reductions. Hopefully, as we move through the seasonally weak winter months and into spring, results will continue to improve.”

MANUFACTURING OPERATIONS

Film Products

Fourth-quarter net sales in Film Products were $111.3 million, up 22% from $91.5 million in 2003 due to growth in sales of new value-added products, higher raw material-driven selling prices and foreign currency effects. Operating profit from ongoing operations was $11.4 million, up 6% from $10.8 million last year. On a pro forma basis (excluding the divested films business in Argentina), volume for the quarter was 68.3 million pounds, up 6% from 64.3 million pounds in 2003.

Net sales, operating profit from ongoing operations and volume in the third quarter of 2004 were $104.6 million, $11.0 million and 70.1 million pounds, respectively. Volume on a pro forma basis (excluding the divested films business in Argentina) was 67.7 million pounds in the third quarter of 2004.

Full-year net sales were $413.3 million versus $365.5 million in 2003. Operating profit from ongoing operations was $43.3 million compared to $45.7 million in 2003. Volume on a pro forma basis (excluding the divested films business in Argentina) was 269.3 million pounds in 2004 and 263.4 million pounds in 2003. Prior-year results include sales of certain domestic backsheet products that were discontinued at the end of the first quarter of 2003.

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TREDEGAR EARNINGS, page 3

Profits in Film Products continue to be hurt by higher resin prices, which have been increasing steadily since early 2002 and climbed at an accelerated pace during the second half of 2004. Average quarterly prices of low-density polyethylene resin in the U.S. increased about 5 cents per pound or 9% in the third quarter and 10 cents per pound or 16% in the fourth quarter. Resin prices in Europe and Asia exhibited similar trends. The company estimates that resin price increases in the fourth quarter resulted in a negative operating profit impact of about $2 million compared with the third quarter of 2004. This negative impact was partially offset by a customer reimbursement of $1 million for certain start-up costs that were incurred during the first half of 2004.

To address fluctuating resin prices, Film Products has pass-through or cost-sharing agreements covering the majority of its sales. However, under certain agreements, the higher resin costs are not passed through for an average period of 90 days. The company has implemented and continues to implement price increases for many customers that are currently not subject to pass-through arrangements, but these selling price increases typically lag resin price changes. Most new customer contracts contain resin pass-through arrangements. If resin prices continue to rise at a faster rate than selling prices, the delayed pass-through of costs will exert downward pressure on near-term profits.

Film Products remains optimistic about its growth prospects. Sales and profits of new apertured, elastic and specialty films are growing and the company is investing in new global growth opportunities. Capital expenditures during 2005 are expected to total approximately $50 million, with about $10 million earmarked for a production line that will manufacture a new material that enhances the fit of personal care products. The new line is already contracted to SCA, a $12 billion global personal care market leader headquartered in Sweden.

Capital expenditures were $45 million in 2004 versus $57 million in 2003.

Aluminum Extrusions

Fourth-quarter net sales in Aluminum Extrusions were $108.9 million, up 27% from $85.5 million in 2003. Volume was 59.6 million pounds for the quarter, up 10% from 54.1 million pounds in 2003, mainly due to higher shipments in commercial building and construction, machinery and equipment and distribution markets. Operating profit from ongoing operations increased 32% to $3.3 million from $2.5 million in 2003. The improved results were primarily due to higher selling prices, volume growth and productivity improvements, which were partially offset by the negative impact of the stronger Canadian dollar.

Full-year net sales were $425.1 million, up 20% from $354.6 million in 2003. Operating profit from ongoing operations was $22.6 million, up 50% from $15.1 million in 2003. Annual volume increased 7% to 243.4 million pounds from 228.2 million pounds in 2003.

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TREDEGAR EARNINGS, page 4

The improved fourth-quarter and full-year results reflect the benefits of higher selling prices and the operating leverage inherent in this business. At current operating levels, the company expects every 1% increase in annual volume to yield a corresponding operating profit increase of approximately 3% to 4%.

Capital expenditures were $10 million in 2004 and are expected to be approximately $13 million in 2005.

THERICS

The fourth-quarter operating loss from ongoing operations at Therics was $2.5 million compared to a loss of $2.4 million in 2003. Net sales were $114,000 for the quarter and $380,000 for the year. The operating loss for 2004 was $9.8 million compared to $11.7 million in 2003.

The company said sales and marketing efforts at Therics are evolving more slowly than expected. Therics recently took steps to reduce its burn rate by approximately $500,000 per quarter and is exploring potential collaborations with other companies aimed at accelerating market penetration across a broader array of market segments.

OTHER ITEMS

The effective tax rate for manufacturing operations was 40.2% for the fourth quarter of 2004 and 36.1% for all of 2004. The higher rate recognized in the fourth quarter was due primarily to tax benefits of about $600,000 (2 cents per share) that were not recognized on 2004 operating losses of certain foreign subsidiaries that may not be recoverable in the carryforward period.

Fourth-quarter results include a net after-tax charge of $2.2 million (6 cents per share) for plant shutdowns, asset impairments and restructurings related primarily to charges associated with the relocation of Film Products’ R&D and technical operations, the shutdown of the films plant in New Bern, N.C., and severance at Therics. Last year’s fourth-quarter results included a net after-tax charge of $951,000 (2 cents per share) related to plant shutdowns, asset impairments and restructurings.

Fourth-quarter results also include net after-tax gains from the sale of assets and other items of $649,000 (2 cents per share). Last year’s fourth-quarter results included an after-tax gain on the sale of real estate of $2.8 million (7 cents per share).

Full-year results for 2004 include net after-tax charges for plant shutdowns, asset impairments and restructurings of $15.2 million (39 cents per share) compared to $7.3 million (19 cents per share) in 2003. After-tax gains from sale of assets and other items were $13.7 million (35 cents per share) in 2004 compared with $4.2 million (11 cents per share) in 2003.

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TREDEGAR EARNINGS, page 5

Results for 2004 include an after-tax net gain from discontinued operations of $2.9 million (8 cents per share) versus an after-tax net loss of $45.7 million ($1.19 per share) in 2003 related primarily to the company’s venture capital activities.

Additional details regarding these items are provided in the financial tables included with this press release.

CAPITAL STRUCTURE

Net debt (debt net of cash) was $80.5 million, or about one times the last twelve months adjusted EBITDA.

See notes to financial tables for reconciliations to comparable GAAP measures.

QUARTERLY CONFERENCE CALL

Tredegar management will host a conference call on January 27 at 11:00 a.m. EST to discuss its earnings results. Individuals can access the call by dialing 877-692-2592. Individuals calling from outside the United States should dial 973-582-2700. A replay of the call will be available through February 3 by dialing 877-519-4471 (domestic) or 973-341-3080 (international), conference ID 5578216.

Alternatively, individuals may listen to the live audio webcast of the presentation by visiting the Tredegar Web site at www.tredegar.com. The webcast of the call may be accessed by selecting the “Webcast of fourth-quarter results” link on the home page. An archived version of the call will be available for replay on the Web site.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

The words “believe,” “hope,” “expect,” “are likely,” and similar expressions identify “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the following:

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TREDEGAR EARNINGS, page 6

Film Products is highly dependent on sales to one customer, which comprised approximately 27% of Tredegar’s net sales in 2004. Film Products’ success in this regard depends on its ability to develop products that meet this customer’s requirements as well as market acceptance of this customer’s products and its marketing and production scheduling. Our ability to grow Film Products and attract new customers depends on developing and delivering new products, especially in the personal care market. Personal care products are now being made with a variety of new materials, replacing traditional backsheet and other components. While we have substantial technical resources, there can be no assurance that our new products can be brought to market successfully, or at the same level of profitability and market share of replaced films. A shift in customer preferences away from our technologies, our inability to develop and deliver new profitable products, or delayed acceptance of our new products in domestic and foreign markets, could have a material adverse effect on our business.

There is no assurance that Film Products will be able to successfully complete the proposed divestiture of the LaGrange plant (announced in January 2005) within a reasonable timeframe or at all or that it will be able to obtain acceptable terms and conditions for such sale from a purchaser.

Aluminum Extrusions is a cyclical business that is highly dependent on the economic conditions of its end-use markets in the U.S. and Canada, particularly in the construction, distribution and transportation industries. This business is also subject to seasonal slowdowns during the winter months. Aluminum Extrusions is under increasing domestic and foreign competitive pressures, including a growing presence of Chinese and other imports in a number of its markets.

Therics’ prospects and value depend on its ability to develop, manufacture, market, sell and profit from its orthopaedic product line and to achieve specified milestones, all of which will depend on its preclinical, clinical, regulatory, procurement, manufacturing, and sales andmarketing capabilities or, where appropriate, its ability to enter into satisfactory arrangements with third parties to provide those functions.

Future performance is also influenced by the costs incurred by Tredegar’s businesses. There is no assurance that cost control efforts will offset cost increases or any additional declines in revenues. Likewise, there is no assurance of our ability to pass through to our customers cost increases in raw materials.

Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based.

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TREDEGAR EARNINGS, page 7

To the extent that this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations.

Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions. Tredegar is also developing and marketing bone graft substitutes through its Therics subsidiary.

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Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Fourth Quarter Ended December 31		Year Ended December 31

	2004	2003	2004	2003
Sales	$226,678	$181,907	$861,165	$738,651
Other income (expense), net (c)	914	4,323	15,604	7,853

	227,592	186,230	876,769	746,504

Cost of goods sold (c)	190,806	149,479	717,120	606,242
Freight	6,344	4,936	22,398	18,557
Selling, R&D and general expenses (a)	20,020	18,586	75,295	72,115
Amortization of intangibles	106	67	330	268
Interest expense	943	1,786	3,171	6,785
Asset impairments and costs associated with exit and
disposal activities (a)	3,310	1,486	22,973	11,426
Unusual items (b)	—	—	—	1,067

	221,529	176,340	841,287	716,460

Income before income taxes	6,063	9,890	35,482	30,044
Income taxes (c)	2,703	3,522	9,222	10,717

Income from continuing operations	3,360	6,368	26,260	19,327
Discontinued operations (d):
Gain (loss) from venture capital investment activities
(including an after-tax gain on tax-related items of
$2.3 million in 2004 and an after-tax loss on the sale
of the venture capital investment portfolio of $46.3
million in 2003)	2,921	2,947	2,921	(46,569)
Gain on the sale of intellectual property of
Molecumetics in 2003	—	—	—	891

Net income (loss) (a) (b) (c) (d) (e)	$6,281	$9,315	$29,181	$(26,351)

Earnings (loss) per share:
Basic:
Continuing operations	$.09	$.17	$.69	$.51
Discontinued operations	.08	.08	.08	(1.20)

Net income (loss)	$.17	$.25	$.77	$(.69)

Diluted:
Continuing operations	$.09	$.17	$.68	$.50
Discontinued operations	.07	.07	.08	(1.19)

Net income (loss)	$.16	$.24	$.76	$(.69)

Shares used to compute earnings (loss) per share:
Basic	38,398	38,101	38,295	38,096
Diluted	38,655	38,389	38,507	38,441

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Fourth Quarter Ended December 31		Year Ended December 31

	2004	2003	2004	2003
Net Sales
Film Products	$111,317	$91,519	$413,257	$365,501
Aluminum Extrusions	108,903	85,452	425,130	354,593
Therics	114	—	380	—

Total net sales	220,334	176,971	838,767	720,094
Add back freight	6,344	4,936	22,398	18,557

Sales as shown in the Consolidated
Statements of Income	$226,678	$181,907	$861,165	$738,651

Operating Profit
Film Products:
Ongoing operations	$11,406	$10,837	$43,259	$45,676
Plant shutdowns, asset impairments and
restructurings (a)	(1,720)	(1,486)	(10,438)	(5,746)
Aluminum Extrusions:
Ongoing operations	3,297	2,509	22,637	15,117
Plant shutdowns, asset impairments and
restructurings (a)	(632)	—	(10,553)	(644)
Gain on sale of land	—	1,385	—	1,385
Other (c)	—	—	7,316	—

Therics:
Ongoing operations	(2,525)	(2,430)	(9,763)	(11,651)
Restructurings (a)	(1,017)	—	(2,041)	(3,855)
Unusual items (b)	—	—	—	(1,067)

Total	8,809	10,815	40,417	39,215
Interest income	118	97	350	1,183
Interest expense	943	1,786	3,171	6,785
Gain on sale of corporate assets (c)	1,013	2,924	7,560	5,155
Corporate expenses, net (a)	2,934	2,160	9,674	8,724

Income before income taxes	6,063	9,890	35,482	30,044
Income taxes (c)	2,703	3,522	9,222	10,717

Income from continuing operations	3,360	6,368	26,260	19,327
Income (loss) from discontinued operations (d)	2,921	2,947	2,921	(45,678)

Net income (loss) (a) (b) (c) (d) (e)	$6,281	$9,315	$29,181	$(26,351)

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2004	December 31, 2003
Assets

Cash & cash equivalents	$22,994	$19,943
Accounts notes receivable	117,314	84,110
Income taxes recoverable	—	61,508
Inventories	65,360	49,572
Deferred income taxes	10,181	10,998
Prepaid expenses & other	4,689	5,015

Total current assets	220,538	231,146

Property, plant & equipment, net	316,692	297,476
Other assets	89,261	83,855
Goodwill & other intangibles	142,983	140,548

Total assets	$769,474	$753,025

Liabilities and Shareholders’ Equity

Accounts payable	$63,852	$46,706
Accrued expenses	38,141	42,456
Income taxes payable	1,446	—
Current portion of long-term debt	13,125	8,750

Total current liabilities	116,564	97,912

Long-term debt	90,327	130,879
Deferred income taxes	71,141	66,276
Other noncurrent liabilities	11,000	10,559
Shareholders’ equity	480,442	447,399

Total liabilities and shareholders’ equity	$769,474	$753,025

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Year Ended December 31

	2004	2003
Cash flows from operating activities:
Net income (loss)	$29,181	$(26,351)
Adjustments for noncash items:
Depreciation	34,092	32,354
Amortization of intangibles	330	268
Deferred income taxes	1,947	37,370
Accrued pension income and postretirement benefits	(3,999)	(4,812)
Loss on venture capital investments	—	70,256
Gain on sale of corporate assets	(7,560)	(5,155)
Loss on asset impairments and divestitures	13,811	2,456
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	(31,711)	14,649
Inventories	(13,962)	(2,294)
Income taxes recoverable	61,538	(48,737)
Prepaid expenses and other	(258)	(763)
Accounts payable	15,502	7,354
Accrued expenses and income taxes payable	(3,233)	447
Other, net	(1,858)	(661)

Net cash provided by operating activities	93,820	76,381

Cash flows from investing activities:
Capital expenditures	(55,651)	(65,808)
Acquisitions	(1,420)	(1,579)
Novalux investment in 2004 and venture capital
investments in 2003	(5,000)	(2,807)
Proceeds from sale of venture capital investments	—	21,504
Proceeds from the sale of corporate assets and property disposals	10,209	9,602
Other, net	1,553	2,600

Net cash used in investing activities	(50,309)	(36,488)

Cash flows from financing activities:
Dividends paid	(6,154)	(6,103)
Debt principal payments	(72,750)	(255,000)
Borrowings	36,573	135,349
Repurchase of Tredegar common stock	—	(5,170)
Proceeds from exercise of stock options	1,871	1,046

Net cash used in financing activities	(40,460)	(129,878)

Increase (decrease) in cash and cash equivalents	3,051	(89,985)
Cash and cash equivalents at beginning of period	19,943	109,928

Cash and cash equivalents at end of period	$22,994	$19,943

Selected Financial Measures
(In Millions)
(Unaudited)

	For the Year Ended December 31, 2004

	Film Products	Aluminum Extrusions	Therics	Total
Operating profit (loss) from ongoing operations	$43.3	$22.6	$(9.8)	$56.1
Allocation of corporate overhead	(6.2)	(3.2)	—	(9.4)
Add back depreciation and amortization	22.0	10.9	1.3	34.2

Adjusted EBITDA (f)	$59.1	$30.3	$(8.5)	$80.9

Selected balance sheet and other data as of December 31, 2004:
Cash invested to date in Therics	$73.7
Net debt (g)	$80.5
Shares outstanding	38.6

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments and restructurings in the fourth quarter of 2004 include:

•	Pretax charges of $1.4 million related to severance and other employee-related costs associated with restructurings in Therics ($590,000), Film Products ($532,000) and Aluminum Extrusions ($280,000);

•	Pretax charges of $569,000 (of this amount, $59,000 for employee relocation is included in “Selling, R&D and general expenses” in the condensed consolidated statements of income) related to severance and other employee-related costs associated with the restructuring of the research and development operations in Film Products;

•	Pretax net charges of $535,000 related to severance and other costs associated with plant shutdowns in Film Products;

•	A pretax charge of $427,000 related to the estimated loss on the sub-lease of a portion of the Therics facility in Princeton, New Jersey;

•	A pretax charge of $352,000 related to the planned shutdown of the aluminum extrusions facility in Aurora, Ontario; and

•	Pretax charges of $84,000 related to accelerated depreciation from plant shutdowns and restructurings in Film Products.

Plant	shutdowns, asset impairments and restructurings in 2004 include:

•	A pretax charge of $10.1 million related to the planned shutdown of the aluminum extrusions facility in Aurora, Ontario, including asset impairment charges of $7.1 million and severance and other costs of $3 million;

•	A pretax charge of $3 million related to the sale of the films business in Argentina;

•	Pretax charges of $2.6 million related to accelerated depreciation from plant shutdowns and restructurings in Film Products;

•	Pretax charges of $2.5 million related to severance and other costs associated with plant shutdowns in Film Products;

•	Pretax charges of $1.5 million related to severance and other employee-related costs associated with restructurings in Therics ($735,000), Film Products ($532,000) and Aluminum Extrusions ($280,000);

•	A pretax charge of $1.3 million related to the estimated loss on the sub-lease of a portion of the Therics facility in Princeton, New Jersey;

•	A pretax charge of $1.3 million (of this amount, $59,000 for employee relocation is included in “Selling, R&D and general expenses in the condensed consolidated statements of income) related to severance and other employee-related costs associated with the restructuring of the research and development operations in Film Products; and

•	Pretax charges of $575,000 in Film Products and $146,000 in Aluminum Extrusions related to asset impairments.

Plant shutdowns, asset impairments and restructurings in the fourth quarter of 2003 include:

•	Pretax charges of $875,000 for asset impairments in Film Products; and

•	A pretax charge of $611,000 primarily related to severance costs associated with a plant shutdown in Film Products.

Plant shutdowns, asset impairments and restructurings in 2003 include:

•	Pretax charges of $4.5 million for severance costs in connection with restructurings in Film Products ($1.9 million), Aluminum Extrusions ($256,000), Therics ($1.2 million) and at corporate headquarters ($1.2 million; included in “Corporate expenses, net”in the operating profit by segment table);

•	Pretax charges of $2.8 million for asset impairments in Film Products;

•	Pretax charges of $2.7 million related to the estimated loss on the sub-lease of a portion of the Therics facility in Princeton, New Jersey;

•	Pretax charges of $1.1 million for severance and other costs related to plant shutdowns in Film Products; and

•	A pretax charge of $388,000 related to an early retirement program in Aluminum Extrusions.

(b)	Unusual items in 2003 include a first-quarter pretax charge of $1.1 million related to an adjustment for depreciation at Therics based on Tredegar’s decision to suspend divestiture efforts.

(c)	Gain on the sale of corporate assets in 2004 include pretax gains of $1 million in the fourth quarter and $413,000 in the second quarter on the sale of corporate real estate and $6.1 million on the sale of public equity securities. There were no public equity securities held at December 31, 2004. Gains on the sale of corporate assets in 2003 include pretax gains of $2.9 million in the fourth quarter and $942,000 in the third quarter on the sale of public securities and $1.3 million in the third quarter on the sale of corporate real estate. These gains are included in “Other income (expense), net” in the condensed consolidated statements of income.

Income taxes in 2004 include a third-quarter tax benefit of $4 million related to the reversal of income tax contingency accruals upon favorable conclusion of IRS and state examinations through 2000.

The other pretax gain of $7.3 million included in the Aluminum Extrusions section of the operating profit by segment table is comprised of the present value of an insurance settlement of $8.4 million (future value of $8.5 million) associated with environmental costs related to prior years, partially offset by accruals for expected future environmental costs of $1 million. The company received $5.2 million of the $8.5 million insurance settlement in the third quarter of 2004 and recognized receivables at present value for future amounts due ($1.5 million due in February of 2005 and $1.8 million due in February 2006). The gain from the insurance settlement is included in “Other income (expense), net” in the condensed consolidated statements of income, while the accruals for expected future environmental costs are included in “Cost of goods sold.”

(d)	On March 7, 2003, Tredegar announced that Tredegar Investments had reached definitive agreements to sell substantially all of its venture capital investment portfolio. Operations were ceased at Molecumetics on July 2, 2002. The operating results of Molecumetics and those associated with venture capital investment activities have been reported as discontinued operations.

Discontinued operations for 2004 include a gain of $3.7 million ($2.9 million after taxes) primarily related to the reversal of business and occupancy tax contingency accruals ($2.3 million after taxes) upon favorable resolution.

Discontinued operations for 2003 include a gain of $891,000 after-taxes on the sale of intellectual property of Molecumetics and a loss on the divestiture of the venture capital investment portfolio of $46.3 million after taxes. Discontinued operations in the fourth quarter of 2003 include a reversal of a valuation allowance of $2.9 million for deferred tax assets associated with capital loss carryforwards recorded with the sale of the venture capital portfolio. Subsequent capital gains realized from the sale of corporate assets and unrealized appreciation associated with corporate assets held for sale made realization of related deferred tax assets more likely than not.

(e)	Comprehensive income (loss), defined as net income and other comprehensive income (loss), was income of $13.7 million for the fourth quarter of 2004 and income of $15.4 million for the fourth quarter of 2003. Comprehensive income (loss) was income of $36.1 million in 2004 and a loss of $6.0 million in 2003. Other comprehensive income (loss) includes changes in unrealized gains and losses on available-for-sale securities, foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and minimum pension liability recorded net of deferred taxes directly in shareholders’ equity.

(f)	Adjusted EBITDA represents income from continuing operations before interest, taxes, depreciation, amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings and gains from the sale of assets and other items. Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (as an indicator of operating performance) or to cash flow (as a measure of liquidity). Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow. We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity. When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA. We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes depreciation and amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, measures of which may vary among peer companies.

(g)	Net debt is calculated as follows (in millions):

Debt	$103.5
Less: cash and cash equivalents	(23.0)

Net debt	$80.5